Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports First Quarter 2024 Results;
Highlighted by Strong Loan and Deposit Growth with Higher Provision for Credit Losses
ST. PETERSBURG, FL. — April 25, 2024 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $0.8 million, or $0.11 per diluted common share, for the first quarter of 2024, compared to $1.7 million, or $0.32 per diluted common share, in the fourth quarter of 2023. Net income decreased due to two primary factors: higher provision for credit losses of $1.4 million, coupled with weaker Core SBA 7(a) loan production ($350 thousand to $5 million loan size) attributed to the continued higher interest rate environment negatively impacting loan demand.
“BayFirst opened its twelfth banking office in the attractive Tampa Bay market during the first quarter. The South Sarasota location completes our near-term branch expansion plans,” stated Thomas G. Zernick, Chief Executive Officer. “We were successful in growing deposit balances by $22.2 million during the quarter, and by $74.4 million year-over-year. We maintain a community focused business model serving individuals, families and small businesses, with a focus on establishing strong client relationships as we grow checking and savings accounts. This model continues to build franchise value in our great community bank in Tampa Bay.”
“Our government guaranteed lending division, CreditBench, had a good first quarter producing $130.6 million in new loans, with $98.2 million of that production coming from the SBA Bolt small loan program,” Zernick continued. “Our SBA Bolt program, which we initiated in 2022, represents loans of $150 thousand or less that carry up to an 85% government guaranty as well as a higher yield than other SBA loans. Our Core SBA 7(a) program was below our first quarter production expectations by 50%, reflecting weaker demand related to higher interest rates and lower than historical average loan size. While net charge-offs increased during the first quarter, we continue to monitor asset quality metrics, including nonperforming loans exclusive of government guaranteed loan balances, which declined from the end of last quarter. The increase in net charge-offs was due to the performance from a portfolio of unsecured consumer loans purchased in 2022, as well as higher net charge-offs from the Bank’s FlashCap, small SBA loan program, which the Bank ended during the quarter. Despite the challenging operating outlook and the ‘higher for longer’ interest rate environment that’s impacting the entire banking industry, our overall asset quality remains within acceptable levels, with our conventional commercial and industrial, owner occupied commercial real estate, and non-owner occupied commercial real estate portfolios are all performing well. The general environment to originate quality loans remains challenging from pricing, loan size, and credit perspectives.”
First Quarter 2024 Performance Review
•The Company’s government guaranteed loan origination platform, CreditBench, originated $130.6 million in new government guaranteed loans during the first quarter of 2024, a decrease of 9.9% from $144.9 million of loans produced in the previous quarter, and a 7.8% increase over $121.1 million of loans produced during the first quarter of 2023. Demand remains strong for the Company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch in 2022, the Company has originated 4,168 Bolt loans totaling $539.9 million, of which 760 Bolt loans totaling $98.2 million were originated during the quarter.

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

•Loans held for investment increased by $19.1 million, or 2.1%, during the first quarter of 2024 to $934.9 million and increased $142.1 million, or 17.9%, over the past year. During the quarter, the Company originated $197.2 million of loans and sold $127.8 million of government guaranteed loan balances.
•Deposits increased $22.2 million, or 2.3%, during the first quarter of 2024 and increased $74.4 million, or 8.0%, over the past year to $1.01 billion.
•Balance sheet liquidity remains strong, with $60.5 million in cash balances and time deposits with other banks as of March 31, 2024. Additionally, the Company maintains significant borrowing capacity through the FHLB and Federal Reserve discount window. Approximately 84% of the Company's deposits were insured at March 31, 2024.
•Book value and tangible book value at March 31, 2024 were $20.45 per common share, a decrease from $20.60 at December 31, 2023, driven by higher shares outstanding.
•Net interest margin including discontinued operations decreased by 6 bps to 3.42% in the first quarter of 2024, from 3.48% in the fourth quarter of 2023, primarily due to increases in deposit costs.
Results of Operations
Net Income
Net income was $0.8 million for the first quarter of 2024, compared to $1.7 million in the fourth quarter of 2023 and $0.7 million in the first quarter of 2023. The decrease in net income for the first quarter of 2024 from the preceding quarter was primarily the result of an increase in provision for credit losses of $1.4 million and a decrease noninterest income of $0.4 million, partially offset by a decrease in noninterest expense of $0.7 million. The increase in net income from the first quarter of 2023 was due to increases in gain on sale of government guaranteed loans of $3.7 million and other noninterest income of $1.3 million. This was partially offset by increases in provision for credit losses of $2.1 million and noninterest expense of $2.4 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $8.7 million in the first quarter of 2024, a decrease of $0.1 million, or 1.5%, from the fourth quarter of 2023, and a decrease of $0.3 million, or 3.4%, from the first quarter of 2023. The net interest margin decreased by 6 bps to 3.42% in the first quarter of 2024, from 3.48% in the fourth quarter of 2023.
The decrease during the first quarter of 2024 as compared to the fourth quarter of 2023 was mainly due to higher interest costs on deposits of $0.5 million and lower interest income on interest bearing deposits in banks and other of $0.2 million, partially offset by an increase in loan interest income, including fees, of $0.5 million.
The decrease during the first quarter of 2024 as compared to the year ago quarter was mainly due to higher interest expense on deposits of $5.3 million, partially offset by an increase in interest income of $4.9 million.
Noninterest Income
Noninterest income from continuing operations was $14.3 million for the first quarter of 2024, which was a decrease of $0.4 million, or 2.9% from $14.7 million in the fourth quarter of 2023 and an increase of $4.9 million, or 51.0%, from $9.4 million in the first quarter of 2023. The decrease in the first quarter of 2024, as compared to the fourth quarter of 2023 was the result of a decrease in fair value gains related to held for investment government guaranteed loans of $1.4 million, partially offset by an increase in gain on sale of government guaranteed loans of $1.1 million. The increase in the first quarter of 2024, as compared to the first quarter of 2023, was the result of increases in gain on sale of government guaranteed loans of $3.7 million, and other noninterest income of $1.3 million, primarily attributable to an increase in government guaranteed loan packaging fees.
Noninterest Expense
Noninterest expense from continuing operations was $17.8 million in the first quarter of 2024, which was a $0.7 million, or 3.8%, decrease from $18.5 million in the fourth quarter of 2023 and a $2.4 million, or 15.3%, increase compared to $15.4 million in the first quarter of 2023. The decrease in the first quarter of 2024, as compared to the

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

prior quarter, was primarily due to a decrease in loan production expenses of $1.0 million. The increase in the first quarter of 2024, as compared to the first quarter of 2023 was primarily due to higher compensation costs of $0.9 million and higher professional fees of $0.5 million, higher loan production expenses of $0.2 million, and higher data processing expenses of $0.2 million.
Balance Sheet
Assets
Total assets increased $26.4 million, or 2.4%, during the first quarter of 2024 to $1.14 billion, mainly due to an increase of $19.1 million of loans held for investment.
Loans
Loans held for investment increased $19.1 million, or 2.1%, during the first quarter of 2024 and $142.1 million, or 17.9%, over the past year to $934.9 million, due to originations in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales.
Deposits
Deposits increased $22.2 million, or 2.3%, during the first quarter of 2024 and increased $74.4 million, or 8.0%, from March 31, 2023, ending the first quarter of 2024 at $1.01 billion. During the first quarter, there were increases in noninterest-bearing deposit account balances of $3.3 million, savings and money market deposit account balances of $18.9 million, and time deposit balances of $8.9 million, partially offset by a decrease in interest-bearing transaction account balances of $8.9 million.
Asset Quality
The Company recorded a provision for credit losses in the first quarter of $4.1 million, compared to a $2.7 million provision for the fourth quarter of 2023 and $1.9 million during the first quarter of 2023.
The ratio of ACL to total loans held for investment at amortized cost was 1.62% at March 31, 2024, 1.64% as of December 31, 2023, and 1.69% as of March 31, 2023. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loans, was 2.06% at March 31, 2024, 2.03% as of December 31, 2023, and 2.10% as of March 31, 2023.
Net charge-offs for the first quarter of 2024 were $3.7 million, a $1.1 million increase from $2.6 million for the fourth quarter of 2023 and a $1.8 million increase compared to $1.9 million in the first quarter of 2023. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.71% for the first quarter of 2024, up from 1.27% in the fourth quarter of 2023 and 1.05% in the first quarter of 2023. Net charge-offs for the first quarter of 2024 were elevated by higher net charge-offs from the Bank’s FlashCap, small SBA loan program, which the Bank ended during the quarter, as well as $0.8 million of net charge-offs from a purchased portfolio of unsecured consumer loans. The Company stopped purchasing these consumer loans at the end of 2022 and the portfolio balances decreased from $17.0 million to $14.3 million during the quarter. Nonperforming assets to total assets was 0.97% as of March 31, 2024, compared to 0.92% as of December 31, 2023, and 0.55% as of March 31, 2023. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.70% as of March 31, 2024, compared to 0.74% as of December 31, 2023, and 0.20% as of March 31, 2023.
Management made changes to improve asset quality performance of the Bank’s CreditBench working capital lending program. Beginning in January 2024, the FlashCap loan product offering was discontinued due to higher-than-expected credit losses. FlashCap provided working capital loans in the amounts of $150 thousand to $350 thousand. While the Bank’s Bolt small working capital loan program (up to $150 thousand loan size) has performed well, management also made a decision to suspend lending to a small number of certain industries which present higher risk or have performed below expectations. Furthermore, additional credit enhancements were made to the Bolt underwriting parameters to improve future performance.
Capital
The Bank’s Tier 1 leverage ratio was 9.12% as of March 31, 2024, compared to 9.38% as of December 31, 2023, and 10.18% at March 31, 2023. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 11.04% as of March 31,

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

2024, compared to 11.77% as of December 31, 2023, and 12.87% as of March 31, 2023. The total capital to risk-weighted assets ratio was 12.29% as of March 31, 2024, compared to 13.03% as of December 31, 2023, and 14.12% as of March 31, 2023.
Liquidity
The Bank has liquidity well in excess of internal minimums and the expectations of our bank regulators. The Bank’s overall liquidity position remains strong and stable. The on-balance sheet liquidity ratio at March 31, 2024 was 9.22%, as compared to 9.33% at December 31, 2023. The Bank retained additional liquidity after bank failures generated uncertainty for all banks in early 2023. The Bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of March 31, 2024, the Bank had $15.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions. This compares to $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at December 31, 2023.
Recent Events
Second Quarter Common Stock Dividend. On April 23, 2024, BayFirst’s Board of Directors declared a second quarter 2024 cash dividend of $0.08 per common share. The dividend will be payable June 15, 2024 to common shareholders of record as of June 1, 2024. The Company has continuously paid quarterly common stock cash dividends since 2016.
Conference Call
BayFirst’s management team will host a conference call on Friday, April 26, 2024 at 9:00 a.m. ET to discuss its first quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (800) 549-8228 to participate in the call using Conference ID 78074. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. The Bank was the 2nd SBA 7(a) lender by number of units originated and 5th largest by dollar volume nationwide through the second quarter ended March 31, 2024, of SBA's 2024 fiscal year. Additionally, it was the number one SBA 7(a) lender in dollar volume in the 5 county Tampa Bay market for the SBA's 2023 fiscal year. As of March 31, 2024, BayFirst Financial Corp. had $1.14 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Balance sheet data:
Average loans held for investment at amortized cost	$855,040	$825,196	$789,167	$781,744	$718,094
Average total assets	1,126,315	1,108,550	1,088,517	1,064,068	969,489
Average common shareholders’ equity	85,385	82,574	81,067	80,310	78,835
Total loans held for investment	934,868	915,726	878,447	836,704	792,777
Total loans held for investment, excl gov’t gtd loan balances	712,073	698,106	687,141	638,148	596,505
Allowance for credit losses	13,906	13,497	13,365	12,598	12,208
Total assets	1,144,194	1,117,766	1,133,979	1,087,399	1,069,839
Common shareholders’ equity	84,578	84,656	82,725	81,460	80,734
Share data:
Basic earnings per common share	$0.11	$0.32	$0.42	$0.29	$0.13
Diluted earnings per common share	0.11	0.32	0.41	0.29	0.13
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	20.45	20.60	20.12	19.85	19.70
Tangible book value per common share (1)	20.45	20.60	20.12	19.85	19.70
Performance and capital ratios:
Return on average assets(2)	0.29%	0.60%	0.71%	0.52%	0.30%
Return on average common equity(2)	2.06%	6.37%	8.46%	5.86%	2.69%
Net interest margin(2)	3.42%	3.48%	3.36%	4.18%	4.17%
Dividend payout ratio	74.91%	25.03%	19.15%	27.89%	61.48%
Asset quality ratios:
Net charge-offs	$3,652	$2,612	$2,234	$2,253	$1,887
Net charge-offs/avg loans held for investment at amortized cost(2)	1.71%	1.27%	1.13%	1.15%	1.05%
Nonperforming loans(3)	$9,877	$9,688	$9,518	$8,478	$5,890
Nonperforming loans (excluding gov't gtd balance)(3)	$7,568	$8,264	$7,997	$6,590	$2,095
Nonperforming loans/total loans held for investment(3)	1.15%	1.18%	1.20%	1.08%	0.81%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	0.88%	1.00%	1.01%	0.84%	0.29%
ACL/Total loans held for investment at amortized cost	1.62%	1.64%	1.68%	1.61%	1.69%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	2.06%	2.03%	2.03%	2.03%	2.10%
Other Data:
Full-time equivalent employees	313	305	307	302	300
Banking center offices	12	11	10	9	9
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total shareholders’ equity	$100,629	$100,707	$94,165	$91,065	$90,339
Less: Preferred stock liquidation preference	(16,051)	(16,051)	(11,440)	(9,605)	(9,605)
Total equity available to common shareholders	84,578	84,656	82,725	81,460	80,734
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$84,578	$84,656	$82,725	$81,460	$80,734

Common shares outstanding	4,134,914	4,110,470	4,110,650	4,103,834	4,098,805
Tangible book value per common share	$20.45	$20.60	$20.12	$19.85	$19.70

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
Assets	Unaudited		Unaudited
Cash and due from banks	$4,425	$4,099	$3,766
Interest-bearing deposits in banks	53,080	54,286	127,901
Cash and cash equivalents	57,505	58,385	131,667
Time deposits in banks	3,000	4,646	4,881
Investment securities available for sale, at fair value (amortized cost $46,816, $43,597, and $46,728 at March 31, 2024, December 31, 2023, and March 31, 2023, respectively)	42,514	39,575	42,435
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $14, $17, and $18 (fair value: $2,352, $2,263, and $2,242 at March 31, 2024, December 31, 2023, and March 31, 2023, respectively)	2,487	2,484	2,484
Nonmarketable equity securities	5,228	4,770	5,115
Government guaranteed loans held for sale	2,226	—	1,174
Government guaranteed loans held for investment, at fair value	77,769	91,508	69,047
Loans held for investment, at amortized cost net of allowance for credit losses of $13,906, $13,497, and $12,208 at March 31, 2024, December 31, 2023, and March 31, 2023, respectively)	843,193	810,721	711,522
Accrued interest receivable	7,625	7,130	5,547
Premises and equipment, net	39,327	38,874	37,780
Loan servicing rights	15,742	14,959	11,625
Deferred income tax assets	—	—	1,338
Right-of-use operating lease assets	2,499	2,416	2,985
Bank owned life insurance	25,974	25,800	25,313
Other assets	18,805	16,150	16,421
Assets from discontinued operations	300	348	505
Total assets	$1,144,194	$1,117,766	$1,069,839
Liabilities:
Noninterest-bearing deposits	$96,977	$93,708	$106,622
Interest-bearing transaction accounts	250,478	259,422	266,445
Savings and money market deposits	391,915	373,000	364,269
Time deposits	267,945	259,008	195,565
Total deposits	1,007,315	985,138	932,901
FHLB borrowings	15,000	10,000	25,000
Subordinated debentures	5,950	5,949	5,994
Notes payable	2,276	2,389	2,731
Accrued interest payable	1,598	882	860
Operating lease liabilities	2,673	2,619	3,209
Deferred income tax liabilities	728	482	—
Accrued expenses and other liabilities	7,496	8,980	7,738
Liabilities from discontinued operations	529	620	1,067
Total liabilities	1,043,565	1,017,059	979,500

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
Shareholders’ equity:	Unaudited		Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at March 31, 2024, December 31, 2023, and March 31, 2023; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at March 31, 2024, December 31, 2023, and March 31, 2023; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at March 31, 2024 and December 31, 2023, and no shares issued and outstanding as of March 31, 2023; aggregate liquidation preference of $6,446 at March 31, 2024 and December 31, 2023	6,446	6,446	—
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,134,914, 4,110,470, and 4,098,805 shares issued and outstanding at March 31, 2024, December 31, 2023, and March 31, 2023, respectively	54,776	54,521	54,003
Accumulated other comprehensive loss, net	(3,188)	(2,981)	(3,182)
Unearned compensation	(1,192)	(958)	(940)
Retained earnings	34,503	34,395	31,174
Total shareholders’ equity	100,629	100,707	90,339
Total liabilities and shareholders’ equity	$1,144,194	$1,117,766	$1,069,839

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended
(Dollars in thousands, except per share data)	3/31/2024	12/31/2023	3/31/2023
Interest income:
Loans, including fees	$18,228	$17,714	$13,071
Interest-bearing deposits in banks and other	959	1,140	1,180
Total interest income	19,187	18,854	14,251
Interest expense:
Deposits	10,215	9,719	4,923
Other	230	258	275
Total interest expense	10,445	9,977	5,198
Net interest income	8,742	8,877	9,053
Provision for credit losses	4,058	2,737	1,942
Net interest income after provision for credit losses	4,684	6,140	7,111
Noninterest income:
Loan servicing income, net	795	677	740
Gain on sale of government guaranteed loans, net	8,089	6,977	4,409
Service charges and fees	444	555	379
Government guaranteed loans fair value gain, net	3,305	4,697	3,574
Other noninterest income	1,635	1,785	346
Total noninterest income	14,268	14,691	9,448
Noninterest Expense:
Salaries and benefits	8,005	7,446	7,835
Bonus, commissions, and incentives	1,571	2,211	804
Occupancy and equipment	1,110	1,150	1,163
Data processing	1,560	1,422	1,347
Marketing and business development	588	640	665
Professional services	1,349	1,070	897
Loan origination and collection	1,719	2,728	1,495
Employee recruiting and development	597	510	568
Regulatory assessments	282	266	99
Other noninterest expense	992	1,023	539
Total noninterest expense	17,773	18,466	15,412
Income before taxes from continuing operations	1,179	2,365	1,147
Income tax expense from continuing operations	296	704	280
Net income from continuing operations	883	1,661	867
Loss from discontinued operations before income taxes	(78)	(8)	(170)
Income tax benefit from discontinued operations	(19)	(2)	(42)
Net loss from discontinued operations	(59)	(6)	(128)

Net income	824	1,655	739
Preferred dividends	385	341	208
Net income available to common shareholders	$439	$1,314	$531

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended
(Dollars in thousands, except per share data)	3/31/2024	12/31/2023	3/31/2023
Basic earnings (loss) per common share:
Continuing operations	$0.12	$0.32	$0.16
Discontinued operations	(0.01)	—	(0.03)
Basic earnings per common share	$0.11	$0.32	$0.13

Diluted earnings (loss) per common share:
Continuing operations	$0.12	$0.32	$0.16
Discontinued operations	(0.01)	—	(0.03)
Diluted earnings per common share	$0.11	$0.32	$0.13

BayFirst Financial Corp. Reports First Quarter 2024 Results
April 25, 2024

Loan Composition

(Dollars in thousands)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate:
Residential	$285,214	$264,126	$248,973	$235,339	$214,638
Commercial	273,227	293,595	280,620	272,200	239,720
Construction and land	36,764	26,272	25,339	15,575	11,069
Commercial and industrial	182,264	177,566	174,238	198,639	199,721
Commercial and industrial - PPP	2,965	3,202	15,364	15,808	18,430
Consumer and other	63,854	47,287	39,024	38,103	32,697
Loans held for investment, at amortized cost, gross	844,288	812,048	783,558	775,664	716,275
Deferred loan costs, net	16,233	14,707	12,928	11,506	10,678
Discount on government guaranteed loans sold	(7,674)	(7,040)	(6,623)	(5,937)	(6,046)
Premium on loans purchased, net	4,252	4,503	4,406	3,306	2,823
Loans held for investment, at amortized cost, net	857,099	824,218	794,269	784,539	723,730
Government guaranteed loans held for investment, at fair value	77,769	91,508	84,178	52,165	69,047
Total loans held for investment, net	$934,868	$915,726	$878,447	$836,704	$792,777

Nonperforming Assets (Unaudited)

(Dollars in thousands)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$2,309	$1,424	$1,521	$1,888	$3,795
Nonperforming loans (unguaranteed balances), at amortized cost, gross	7,568	8,264	7,997	6,590	2,095
Total nonperforming loans, at amortized cost, gross	9,877	9,688	9,518	8,478	5,890
Nonperforming loans (government guaranteed balances), at fair value	94	—	96	127	—
Nonperforming loans (unguaranteed balances), at fair value	729	648	363	—	—
Total nonperforming loans, at fair value	823	648	459	127	—
OREO	404	—	—	3	3
Total nonperforming assets, gross	$11,104	$10,336	$9,977	$8,608	$5,893
Nonperforming loans as a percentage of total loans held for investment(1)	1.15%	1.18%	1.20%	1.08%	0.81%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	0.88%	1.00%	1.01%	0.84%	0.29%
Nonperforming assets as a percentage of total assets	0.97%	0.92%	0.88%	0.79%	0.55%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.70%	0.74%	0.71%	0.62%	0.20%
ACL to nonperforming loans(1)	140.79%	139.32%	128.60%	146.39%	207.27%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	183.75%	163.32%	152.29%	191.17%	582.72%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on April 25, 2024, at 4:00 p.m. ET.